Exhibit 10.4

October 7, 2022

Via Email (to lucalazzaron@yahoo.it)

Luca Lazzaron
V. S. Leopoldo 1,
Albignasego (PD)
35020 Italy

Re: First Amendment to Transition, Separation and Release of Claims Agreement

Dear Luca:

This First Amendment to the Transition, Separation and Release of Claims Agreement (the “Amendment”) is by and between you and Sprinklr Switzerland GmbH (“Sprinklr Switzerland”).

Whereas, you and Sprinklr Switzerland entered into a Transition, Separation and Release of Claims Agreement dated October 3, 2022 (the “Agreement”);

Whereas, you and Sprinklr Switzerland desire to clarify and amend certain terms in the Agreement as set forth below; and

Whereas, Section 16 of the Agreement provides for the amendment of the Agreement in accordance with the terms set forth therein.

Now, therefore, in consideration of the mutual representations and covenants contained in this Amendment, and subject to the conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.References. All capitalized terms used but not defined in this Amendment shall have the same meaning as prescribed in the Agreement.

2.Amendment: Section 4(d) of the Agreement is hereby deleted and replaced in its entirety as follows:

d.     Equity Awards and Vesting. You have been granted certain time-based vesting restricted stock units (“RSUs”), performance-based vesting restricted stock units (“PSUs”) and options to purchase shares of the Company’s Class A common stock (“Options” and together with the RSUs and PSUs, the “Equity Awards”), pursuant to the Company’s applicable equity incentive plan(s), Option agreements, PSU agreements or RSU agreements and other grant documents (collectively, the “Award Documents”). Effective as of December 16, 2022 (the “Acceleration Date”) and as an additional Severance Benefit for you, the Company will accelerate the vesting of your Options and RSUs outstanding as of the Acceleration Date, such that the number of shares that would have vested in accordance with the applicable vesting schedule if you had continued providing service to the Company through and including June 30, 2023 will be deemed vested and, if applicable, exercisable (such options and time-vested restricted stock units, “Accelerated Equity”). Notwithstanding the foregoing, in no event will the accelerated vesting result in you holding Accelerated Equity with intrinsic value in excess of $2.25 million as of the Acceleration Date (the “Maximum Value”), with such value to be calculated based on the closing price of the Company’s Class A common stock on the

Acceleration Date. Should the intrinsic value of your Accelerated Equity exceed the Maximum Value, the number of shares subject to the accelerated vesting will be reduced until the intrinsic value of the Accelerated Equity equals, as closely as possible, the Maximum Value, with the method of such reduction determined by the Company in its sole discretion. Except as expressly set forth in this paragraph, the Equity Awards remain subject to the terms of the Award Documents. The Company shall use all reasonable efforts to promptly pre-clear any proposed transaction(s) in the Company’s securities, in accordance with the Company’s Insider Trading Policy, prior to the end of the Transition Period, assuming that the Company’s trading window is open at such time(s).

3.No Other Changes. Upon signing, this Amendment is incorporated into the Agreement by reference herein, and except as expressly modified hereby, all other terms of the Agreement shall remain in full force and effect.

In witness whereof, each of the parties has executed this Amendment as of the date set forth below.

Sprinklr Switzerland GmbH

_/s/ Daniel Haley___________                _10/7/22_______________
Daniel Haley                            Date
Managing Director

_/s/ Luca Lazzaron_______                    _10/7/22________________
Luca Lazzaron                        Date